Exhibit 99.1

The Bon-Ton Stores, Inc. Appoints a New Member to Its Board of Directors

YORK, Pa.--(BUSINESS WIRE)--September 20, 2013--The Bon-Ton Stores, Inc. (NASDAQ:BONT) today announced its Board of Directors has unanimously elected Steven Silverstein to its Board, effective immediately. Mr. Silverstein will serve on the Human Resources and Compensation Committee.

Mr. Silverstein, 53, has been President and Chief Executive Officer of Spencer Spirit Holdings, Inc. since 2003. The company operates two main retail brands, Spencer Gifts and Spirit Halloween. Spencer Gifts is an iconic specialty retailer that focuses on delivering humor and entertainment products for its targeted customers, operating over 600 retail locations in the United States and Canada. Spencer Gifts serves individuals between the ages of 18 and 25. Spirit Halloween operates over 1,000 seasonal, mainly big box, Halloween stores throughout the United States and Canada. From 1992 to 2003, Mr. Silverstein served in positions of increasing responsibility at Linens ‘n Things, Inc., including President. Prior to that, Mr. Silverstein served as a Divisional Merchandise Manager of Bloomingdale’s, Inc. He began his retail career at Macy’s, Inc. in 1981. Mr. Silverstein received an M.B.A. from The Wharton School of the University of Pennsylvania and a B.S. in Economics from Cornell University.

Tim Grumbacher, Chairman of the Board, stated, “We are very pleased to welcome Steven as a member of our Board of Directors. Steven possesses extraordinary experience in the retail and apparel industries and I believe his expertise and vast knowledge will be invaluable to Bon-Ton. We welcome Steven’s insight and counsel as we continue to execute our business strategies for profitable growth and increased shareholder value.”

The Bon-Ton Stores, Inc., with corporate headquarters in York, Pennsylvania and Milwaukee, Wisconsin, operates 272 department stores, which includes 10 furniture galleries, in 25 states in the Northeast, Midwest and upper Great Plains under the Bon-Ton, Bergner’s, Boston Store, Carson’s, Elder-Beerman, Herberger’s and Younkers nameplates. The stores offer a broad assortment of national and private brand fashion apparel and accessories for women, men and children, as well as cosmetics and home furnishings. For further information, please visit the investor relations section of the Company’s website at http://investors.bonton.com.

CONTACT:
The Bon-Ton Stores, Inc.
Mary Kerr, 717-751-3071
Vice President
Investor & Public Relations
mkerr@bonton.com